Exhibit 2.5

Execution Version

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Warrant Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of August 4, 2021, by and among Gores Holdings V, Inc., a Delaware corporation (the “Company”), Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B251465 (“AMPSA”), and Computershare Inc., a Delaware corporation (“Computershare Inc.”), Computershare Trust Company, N.A., a federally chartered trust company and a wholly owned subsidiary of Computershare Inc. (“Trust Company” and together with Computershare Inc., “Computershare”), whereby Computershare shall serve as the successor warrant agent in place of Continental Stock Transfer & Trust Company, a New York corporation (“CST”).

RECITALS

WHEREAS, the Company and CST (in its capacity as Warrant Agent) are parties to that certain Warrant Agreement, dated as of August 10, 2020, and filed with the United States Securities and Exchange Commission on August 11, 2020 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 6,250,000 warrants to Gores Sponsor V LLC, a Delaware limited liability company (the “Sponsor” and such warrants, collectively, the “Private Warrants”), to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) simultaneously with the closing of the Company’s initial public offering (the “Public Offering”) (including the partial exercise of the underwriters’ over-allotment option), at a purchase price of $2.00 per Private Warrant, with each Private Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (b) 10,500,000 warrants to public investors in the Public Offering (collectively, the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on February 22, 2021, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, AMPSA, Ardagh MP MergeCo Inc., a Delaware corporation and a wholly-owned direct subsidiary of AMPSA (“MergeCo”), and Ardagh Group S.A. a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B160804 (“Ardagh”);

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement, MergeCo will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger as a wholly-owned subsidiary of AMPSA, and, in the context of and in connection with such Merger, all shares of Common Stock outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement), other than any Excluded Shares (as defined in the Business Combination Agreement), will be contributed to AMPSA in accordance with the Business Combination Agreement, and the Private Warrants and Public Warrants outstanding immediately prior to the Effective Time will be converted into warrants issued by AMPSA exercisable for shares of AMPSA;

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for shares of AMPSA;

WHEREAS, the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to AMPSA and AMPSA wishes to accept such assignment;

WHEREAS, CST has been terminated as Warrant Agent under the Existing Warrant Agreement effective as of the Effective Time;

WHEREAS, the Company and AMPSA have agreed to terminate CST as Warrant Agent under the Existing Warrant Agreement, and to appoint Computershare as Warrant Agent in place of CST, in each case effective as of the Effective Time; and in furtherance of the foregoing each of the Company and AMPSA have waived, among other things, the requirements in Section 8.2.1 of the Existing Warrant Agreement (i) that CST provide the Company with its notice of resignation sixty (60) days prior to the date of resignation and (ii) that the successor Warrant Agent be a New York corporation with its principal office in the Borough of Manhattan, City and State of New York;

WHEREAS, in accordance with Section 8.2.1 of the Existing Warrant Agreement, after appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent thereunder, without any further act or deed; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT

1.             Assignment and Assumption; Consent.

1.1           Assignment and Assumption. The Company hereby assigns to AMPSA all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time (as defined in the Business Combination Agreement). AMPSA hereby assumes, and agrees to pay reasonable remuneration (pursuant to the Warrant Agent fee schedule mutually agreed upon), perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

1.2           Consent. Computershare hereby consents to the assignment of the Existing Warrant Agreement by the Company to AMPSA pursuant to Section 1.1 effective as of the Effective Time, the assumption of the Existing Warrant Agreement by AMPSA from the Company pursuant to Section 1.1 effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.             Amendment of Existing Warrant Agreement. The Company and Computershare hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders:

2.1           Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by (i) deleting “Gores Holdings V, Inc., a Delaware corporation” and replacing it with “Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B251465”, and (ii) deleting “Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”)” and replacing it with “Computershare Inc., a Delaware corporation (“Computershare Inc.”), Computershare Trust Company, N.A., a federally chartered trust company and a wholly owned subsidiary of Computershare Inc. (“Trust Company” and together with Computershare Inc., in such capacity as warrant agent, the “Warrant Agent”, also referred to herein as the “Transfer Agent”)”. As a result thereof, all references in the Existing Warrant Agreement and the amendments to the Existing Warrant Agreement below (i) to the "Company" shall be references to AMPSA and (ii) to “Warrant Agent” shall be to Computershare Inc. and Trust Company, together.

2.2           Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on August 5, 2020, Gores Holdings V, Inc. (“GHV”) entered into that certain Private Placement Warrants Purchase Agreement with Gores Sponsor V LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 5,750,000 warrants (or up to 6,462,500 warrants if the Over-allotment Option (as defined below) in connection with the Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $2.00 per Private Placement Warrant (as defined below); and

WHEREAS, GHV consummated an initial public offering (the “Offering”) of units of GHV’s equity securities, each such unit comprised of one share of Common Stock (as defined below) and one-fifth of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered up to 9,500,00 warrants (including up to 10,925,000 warrants subject to the Over-allotment Option) to public investors in the Offering (the “Public Warrants” and together with the Private Placement Warrants, the “GHV Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Class A common stock of GHV, par value $0.0001 per share (“Common Stock”), for $11.50 per share, subject to adjustment as described herein. Only whole warrants are exercisable; and

WHEREAS, GHV has filed with the Securities and Exchange Commission (the “Commission”) registration statements on Form S-1, File Nos. 333-239962 and 333-241145 (together, the “Registration Statements”) and a prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, and the Public Warrants and the Common Stock included in the Units; and

WHEREAS, GHV, AMPSA, and Ardagh MP MergeCo Inc., a Delaware corporation (“MergeCo”), and Ardagh Group S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B160804, entered into that certain Business Combination Agreement, dated as of February 22, 2021 (the “Business Combination Agreement”), pursuant to which, among other things, MergeCo will merge with and into GHV (the “Merger”) with GHV surviving such merger as a wholly owned subsidiary of AMPSA, and, as a result of the Merger, all shares of Common Stock then issued and outstanding will be contributed to AMPSA and the Private Placement Warrants and Public Warrants then issued and outstanding will be converted into Warrants (as defined below) exercisable for shares of AMPSA, par value of EUR 0.01 each (each, a “Share”); and

WHEREAS, on August 4, 2021, pursuant to the terms of the Business Combination Agreement, AMPSA, GHV and the Warrant Agent entered into a Warrant Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which GHV assigned its rights and obligations under this Agreement to AMPSA and AMPSA assumed GHV’s right and obligations under this Agreement from GHV; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding GHV Warrants were no longer exercisable for shares of Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, AMPSA desires the Warrant Agent to act on behalf of AMPSA, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, AMPSA desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of AMPSA, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of AMPSA and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of AMPSA, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3           References to Common Stock and Stockholders. (a) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) other than references thereto in the recitals shall be amended to reference the Shares, and (b) all references to “stockholders” shall be amended to reference “shareholders.”

2.4           Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following: “[INTENTIONALLY OMITTED]”

2.5           Exercise of Warrants. The following phrase in Section 3.3.1 is hereby deleted: “in the Borough of Manhattan, City and State of New York,”.

2.6           Extraordinary Dividends. Section 4.1.2 of the Existing Warrant Agreement is hereby amended by adding the word “or” before clause (b) of such section and deleting clauses (c)-(e) of such section.

2.7           Replacement of Securities upon Reorganization, etc. The following phrase in clause (ii) of the proviso in Section 4.4 is hereby deleted: “(other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s second amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval)”.

2.8           Concerning the Warrant Agent and Other Matters.

2.8.1   Appointment of Successor Warrant Agent. Section 8.2.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations. The Company shall be entitled to terminate this Agreement and appoint a successor Warrant Agent upon thirty (30) days’ written notice to the Warrant Agent.”

2.8.2   Liability of the Warrant Agent. Section 8.4 of the Existing Warrant Agreement is hereby deleted in in its entirety and replaced with the following:

“8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in absence of bad faith by it pursuant to the provisions of this Agreement. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition for which the Company is required to notify Warrant Agent hereunder, unless the Warrant Agent shall be specifically notified in writing of such event or condition or be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists. The Warrant Agent shall be fully protected in relying on any such notice and shall have no duty or liability (in the absence of bad faith by it) with respect to, and shall not be deemed to have knowledge of any such event unless and until it shall have received such notice.

8.4.2 Indemnity; Liability. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith (which gross negligence, bad faith, or willful misconduct must be determined by a judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, the aggregate liability of the Warrant Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought; provided, that, such liability cap shall not apply in the case of the Warrant Agent’s own willful misconduct, fraud or bad faith (which bad faith, fraud or willful misconduct must be determined by a judgment of a court of competent jurisdiction). The Company agrees to indemnify the Warrant Agent and save it harmless against any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including the reasonable counsel fees and expenses of legal counsel), for anything done or omitted by the Warrant Agent in the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith (which gross negligence, bad faith, or willful misconduct must be determined by a judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Warrant Agent or the Company be liable hereunder for special, punitive, indirect or consequential loss or damages of any kind whatsoever (including lost profits) even if advised of the likelihood of such loss or damages and regardless of the form of action.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Shares shall, when issued, be valid and fully paid and non-assessable. The number of Shares to be issued on the exercise of Warrants will be determined by the Company (with written notice thereof to the Warrant Agent) using the formula set forth in Section 3, the Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of Shares to be issued on such exercise, pursuant to Section 3, is accurate or correct. Further, in the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued shares pursuant to Section 6.2, and in the event of a cashless exercise the Company shall provide cost basis for Shares issued pursuant to a cashless exercise at the time the Company provides the cashless exercise ratio to the Warrant Agent pursuant to subsection 3.3.1(b) hereof.

The provisions of this Section 8.4 shall survive the expiration of the Warrants and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.

2.9           Bank Accounts; Delivery of Exercise Price. A new Section 8.7 is hereby inserted as follows:

“Bank Accounts; Delivery of Exercise Price. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party. The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.”

2.10         Legal Counsel. A new Section 8.8 is hereby inserted as follows:

“8.8 Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company or an employee or legal counsel of the Warrant Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent and the Warrant Agent shall, in the absence of bad faith, fraud, gross negligence and intentional misconduct of the Warrant Agent and its agents (including such legal counsel), incur no liability for or in respect of any action taken, suffered or omitted to be taken by it and in accordance with such advice or opinion.”

2.11         Notices. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) when delivered (i) personally or (ii) by email (so long as confirmation of transmission and delivery is electronically or mechanically generated or sent and kept on file by the sending party), and the sender may, at its sole discretion, deliver a copy by (a) overnight delivery with a reputable national overnight delivery service, or (b) registered or certified mail, postage prepaid, in each case, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

56, Rue Charles Martel

L-2134 Luxembourg

Luxembourg
Attention: David Bourne

   Torsten Schoen

Email: david.bourne@ardaghgroup.com

   torsten.schoen@ardaghgroup.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling, LLP

599 Lexington Avenue

New York, NY 10022-6069

Attention: Clare O’Brien

   Alain Dermarkar

Email: cobrien@shearman.com

   alain.dermarkar@shearman.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) when delivered (i) personally or (ii) by email (so long as confirmation of transmission and delivery is electronically or mechanically generated or sent and kept on file by the sending party), and the sender may, at its sole discretion, deliver a copy by (a) overnight delivery with a reputable national overnight delivery service, or (b) registered or certified mail, postage prepaid, in each case, addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:

Computershare Trust Company, N.A.

Computershare, Inc.

150 Royall Street

Canton, MA 02021

Attention: Client Services

Email: Kathryn.Minyard@computershare.com

2.12         Examination of the Warrant Agreement. Section 9.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A copy of this Agreement shall be available at all reasonable times for inspection by the Registered Holder of any Warrant at the office of the Warrant Agent designated for such purposes. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.”

2.13         Currency. A new Section 9.10 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.14         Business Day. A new Section 9.11 is hereby inserted as follows:

“Business Day. For purposes of this Agreement, “Business Day” means a day other than (a) a Saturday or Sunday or (b) any other day on which banks located in New York, NY, or Luxembourg City, Luxembourg are required or authorized by law to be closed for business.”

2.15         Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

2.16         Legend. The phrase “LETTER AGREEMENT BY AND AMONG GORES HOLDINGS V, INC. (THE “COMPANY”), GORES SPONSOR V LLC AND THE OTHER PARTIES THERETO” in Exhibit B to the Existing Warrant Agreement is hereby deleted and replaced with the following: “REGISTRATION Rights and Lock-Up Agreement, entered into as of AUGUST 4, 2021, by and among Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg (“AMPSA”), ARDAGH GROUP S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg, Gores Sponsor V LLC a Delaware limited liability company, and the other parties thereto”.

3.             Miscellaneous Provisions.

3.1           Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the consummation of the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason, except that Computershare shall be compensated by AMPSA for its reasonable cost and expenses incurred up to such termination date in connection with this Agreement and the Existing Warrant Agreement.

3.2           Amendment and Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each party hereto.

3.3           Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.4           Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.5           Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York (except to the extent mandatorily governed by the laws of the Grand Duchy of Luxembourg), without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.6           Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

3.7           Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such Registered Holder to submit his, her or its Warrant for inspection by the Warrant Agent.

3.8           Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party hereto may execute and deliver signed counterparts of this Agreement to the other Parties by electronic mail or other electronic transmission in portable document format (.PDF) or any other electronic signature complying with the United States ESIGN Act of 2000 (including www.docusign.com), each of which shall be deemed an original.

3.9           Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.10         Notices. Any notice, statement or demand authorized by this Agreement to be given or made by a party hereto shall be made in accordance with the provisions of Section 9.2 of the Existing Warrant Agreement as amended by this Agreement (with any notices to the Company being made to AMPSA).

3.11         Reference to and Effect on Agreements; Entire Agreement.

(a)            Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

(b)            This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

GORES HOLDINGS V, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer

ARDAGH METAL PACKAGING S.A.

By:	/s/ Yves Elsen
Name: Yves Elsen
Title: Director

COMPUTERSHARE INC., and
COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent
On Behalf of Both Entities

By:	/s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Manager, Corporate Actions

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

See attached.

Form of Warrant Certificate
[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE WARRANT AGREEMENT DESCRIBED BELOW

ARDAGH METAL PACKAGING S.A.
Public Limited Liability Company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg

CUSIP [   ]

Warrant Certificate

This Warrant Certificate certifies that , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares, par value EUR 0.01 per share (“Shares”), of Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B251465 (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Share. No fractional Shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrant, a holder would be entitled to receive a fractional interest in a Share, the Company will, upon exercise, round down to the nearest whole number of the number of Shares to be issued to the holder. The number of Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

ARDAGH METAL PACKAGING S.A.

By:
Name:
Title:

Form of Warrant Certificate
[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of August 10, 2020, as amended by the Warrant Assignment, Assumption and Amendment Agreement dated as of __________, 2021 by and among Gores Holdings V, Inc., a Delaware corporation, the Company and the Warrant Agent (as defined below) (the “Warrant Agreement”), duly executed and delivered by the Company to Computershare Inc., a Delaware corporation, and Computershare Trust Company, N.A., a federally chartered trust company and a wholly owned subsidiary of Computershare Inc. (together with Computershare Inc., “Computershare”), whereby Computershare serves as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Share, the Company shall, upon exercise, round down to the nearest whole number of Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase
(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Shares and herewith tenders payment for such Shares to the order of Ardagh Metal Packaging S.A. (the “Company”) in the amount of $_____ in accordance with the terms hereof. The undersigned requests that a certificate for such Shares be registered in the name of , whose address is and that such Shares be delivered to whose address is . If said number of Shares is less than all of the Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Shares be registered in the name of __________, whose address is __________ and that such Warrant Certificate be delivered to __________, whose address is __________.

In the event that the Warrant has been called for redemption by the Company pursuant to Sections 6.1 or 6.2 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Shares. If said number of shares is less than all of the Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Shares be registered in the name of __________, whose address is __________ and that such Warrant Certificate be delivered to __________, whose address is __________.

[Signature Page Follows]

Date: __________, 20

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).